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Exhibit 99.1

For more information contact: Luther Nussbaum Chairman and CEO First Consulting Group 562-624-5221 lnussbaum@fcg.com
FOR RELEASE FEBRUARY 12, 2003	Chuck McBride EVP and General Manager Life Sciences First Consulting Group 562-624-5300 cmcbride@fcg.com

First Consulting Group Completes Acquisition of Paragon Solutions, Inc.

Long Beach, Calif. (February 12, 2003)—First Consulting Group, Inc., (FCG)(NASDAQ:FCGI) today announced the completion of the acquisition of Paragon Solutions, Inc. (Paragon) for an aggregate purchase price of $4.2 million. Paragon is based in Atlanta, Georgia and provides software development services to companies building enterprise software applications. In addition to its Atlanta office, Paragon has two offshore development centers: one in Bangalore, India, and another in Ho Chi Minh City, Vietnam.

Luther Nussbaum, Chairman and CEO of First Consulting Group, said, "We are very excited to complete this acquisition and have Paragon Solutions join the FCG team. Adding offshore development capability has been a key strategic focus for FCG. With over 300 associates spread across India, Vietnam and Atlanta, and with our existing development centers in Pennsylvania, New Jersey and Wales, our clients will experience increased speed in development, around-the-clock support, and the exceptional domain knowledge for which FCG is renowned."

Chuck McBride, EVP and General Manager of Life Sciences, added, "This merger gives us the ability to offer clients our unparalleled onshore domain expertise coupled with low-cost, high-quality global resources to execute our client solutions. We believe we now have the highest value onshore and offshore delivery capability in the biopharmaceutical and healthcare vertical markets."

Paragon will operate as a wholly owned subsidiary of FCG. It will continue to pursue software development opportunities using the Paragon brand and will be fully integrated under the FCG brand into the FCG solution-set for healthcare providers and payers, and for pharmaceutical, biotech and medical device companies.

Key Transaction Terms

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  The purchase price in the merger was comprised of approximately $222,000 in cash and 600,500 shares of restricted FCG common stock. An additional 49,540 shares have been reserved for issuance upon exercise of options assumed by FCG that were originally issued under Paragon's stock incentive plans. FCG will file a registration statement on Form S-8 to register for resale shares issued upon exercise of these options.

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  Thirty-five percent (35%) of the aggregate purchase price will be placed in escrow for a one-year period to satisfy indemnification claims, if any, for breaches by Paragon of the representations, warranties or covenants contained in the acquisition agreement.

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  FCG assumed approximately $7.7 million of outstanding debt of Paragon at the closing. FCG has repaid all outstanding amounts and therefore continues to have no long-term debt.

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  The merger will be treated as a tax-free reorganization for federal income tax purposes.

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  The transaction is expected to be accretive to FCG's earnings in 2003.

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  Tom Underwood, former CEO of Paragon, is serving as President of FCG's Paragon subsidiary and has retained key management and staff of Paragon as part of the operations.

About First Consulting Group

FCG is a leading provider of consulting, technology, outsourcing and applied research services for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Japan. The firm's services increase clients' operations effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

About Paragon Solutions, Inc.

Paragon Solutions, Inc., an FCG company, is a U.S. company and a leader in providing onshore/offshore software development, development process consulting, application maintenance, reengineering and quality assurance services to premier organizations worldwide. Paragon, headquartered in Atlanta, Georgia, has two wholly owned development centers; one in Bangalore, India and one in Ho Chi Minh City, Vietnam. Paragon's experienced personnel work on site with organizations to define requirements, design software solutions and coordinate the activities of the offshore development teams. Through a combination of qualified resources, a sound development methodology and a wide domain of technical expertise, Paragon delivers high-quality products at significantly reduced rates. Paragon's business plan is simple: to provide organizations with onshore quality at offshore value. Paragon has the ability to deliver low-cost outsourcing teams for short- and long-term development projects. For more information, visit our website at www.paragonsolutions.com.

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This release contains forward-looking statements, including estimates of the future performance, value and profitability of Paragon and the potential of the markets to be served by Paragon and FCG as combined entities. These forward-looking statements involve known and unknown risks that may cause each of FCG's and Paragon's actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. Some of the risks that should be considered include, among other things, (i) the ability of FCG to successfully integrate Paragon's operations; (ii) the contributions of Paragon to FCG's overall operations; (iii) whether the services offered by Paragon and FCG will achieve customer acceptance; (iv) whether the markets that Paragon and FCG expect to serve develop in a manner anticipated by the parties or as projected by analysts; (v) whether Paragon can maintain current levels of CMM quality certification or achieve higher levels of CMM quality certification; (vi) foreign currency exchange rates and cost of labor and availability of resources in Paragon's offshore development centers; and (vii) other factors referenced in FCG's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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First Consulting Group Completes Acquisition of Paragon Solutions, Inc.